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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.   1  )*
                                           -----


                              RENTRAK CORPORATION
         -------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, NO PAR VALUE
              ---------------------------------------------------
                        (Title of Class of Securities)

                                   760174-2
                   -----------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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  CUSIP NO. 760174-2                    13G                PAGE 2 OF 4 PAGES
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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Ron Berger

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not applicable                                            (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America

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                          SOLE VOTING POWER
                     5
     NUMBER OF            1,155,930 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,155,930 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0 shares
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,155,930 shares

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.98%

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      TYPE OF REPORTING PERSON*
12
      IN

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                     *SEE INSTRUCTION BEFORE FILLING OUT!
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                                  Schedule 13G

Item 1(a) Name of Issuer:

          Rentrak Corporation

Item 1(b) Address of Issuer's Principal Executive Offices:

          7700 N.E. Ambassador Place
          One Airport Center
          Portland, Oregon 97220

Item 2(a) Name of Person(s) Filing:

          Ron Berger

Item 2(b) Address of Principal Business Office:

          7700 N.E. Ambassador Place
          One Airport Center
          Portland, Oregon 97220

Item 2(c) Citizenship:   USA

Item 2(d) Title of Class of Securities:  Common Stock, No Par Value

Item 2(e) CUSIP Number:  760174-2

Item 3    The person(s) filing is(are):

          Not Applicable

Item 4    Ownership

          (a) Amount Beneficially Owned:

              1,155,930 shares

          (b) Percent of Class:  9.98%

          (c) Number of shares as to which such person has:

              i)   sole power to vote or to direct the vote

                   1,155,930 shares

              ii)  shared power to vote or to direct the vote

                   0 shares

              iii) sole power to dispose or to direct the disposition of

                   1,155,930 shares

              iv) shared power to dispose or to direct the disposition of beneficial ownership disclaimed pursuant to Rule 13d-4

                   0 shares
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                                                               PAGE 4 OF 4 PAGES

Item 5    Ownership of 5% or Less of a Class:

          Not Applicable

Item 6    Ownership of More than 5% on Behalf of Another Person:

          Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not Applicable

Item 8    Identification and Classification of Members of the Group:

          Not Applicable

Item 9    Notice of Dissolution of the Group:

          Not Applicable

Item 10   Certification

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                           SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           Date:  February 10, 1998

                                          Signature: /s/ Ron Berger
                                                     -------------------------
                                                     Ron Berger